Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of AltEnergy Acquisition Corp. (the “Company”) Form S-4 to be filed on August 12, 2024, of our report dated June 10, 2024, with respect to our audits of the financial statements of Car Tech, LLC as of December 31, 2023 and 2022, and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. Our report contains an explanatory paragraph regarding Car Tech, LLC’s ability to continue as a going concern. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Adeptus Partners, LLC

Ocean, New Jersey

August 12, 2024